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Exhibit 10.9

JANUS CAPITAL GROUP INC.

AMENDED AND RESTATED
MUTUAL FUND SHARE INVESTMENT PLAN
(Amended and restated as of January 1, 2012)

        Janus Capital Group Inc. has established the Janus Capital Group Inc. Mutual Fund Share Investment Plan for the purpose of aligning the interests of key personnel with shareholder through the use of phantom investments in Janus retail mutual funds.

Article 1. Definitions

1.1
Administrator means the Committee or the person or persons designated by the Committee to administer the Plan.

1.2
Award means an amount payable in cash by the Company to a Participant as determined by the Administrator.

1.3
Board means the Board of Directors of the Company.

1.4
Code means the Internal Revenue Code of 1986, as amended, and any regulations or guidance issued there under.

1.5
A Change in Control shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          (a)   a change in the composition of the Board such that the individuals who, as of the effective date of the this Agreement, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date hereof, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as modified) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (b)   Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity ("Business Combination"); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company or any employee benefit plan (or related trust) of the Company or the corporation resulting from such

  Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

          (c)   The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

  Notwithstanding the above, for each Award subject to Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

1.6
Company means Janus Capital Group Inc., a Delaware corporation, or any successor company.

1.7
Committee means the Compensation Committee of the Board, or a separate committee appointed by the Board to administer the Plan.

1.8
Disability shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which an be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary of the Company.

1.9
Eligible Employee means an employee or director of the Company or any Subsidiary that is eligible to participate in the Plan as designated by the Committee or the Administrator.

1.10
Good Reason shall have the meaning assigned to such term in the Participant's individual employment or severance agreement or, if the Participant is not a party to an agreement in which Good Reason is defined, Good Reason shall mean the occurrence of any of the events or conditions described below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from the Participant (which notice must be provided by the Participant within ninety (90) days of the initial existence of the event or condition constituting Good Reason): (i) a material adverse alteration in the nature or status of the Participant's responsibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or to other changes in the identity, nature or structure of the Company; and provided, that a change in the Participant's title or reporting relationships shall not of itself constitute Good Reason (unless such change results in a material adverse alteration as described above), (ii) any material reduction in the Participant's base salary except for any across-the-board reduction similarly affecting similarly-situated employees of the Company, or (iii) the relocation of the Participant's principal place of employment to a location more than 40 miles from the Participant's principal place of employment immediately prior to the Change in Control, provided that such relocation results in a material negative change to the Participant's employment.

1.11
Grant Date means the effective date on which the Committee grants the Award.

1.12
Mutual Fund Share Investment Account means the book-keeping entry account maintained by the Company for each Participant that reflects such Participant's Award (including gains, losses and expenses) and adjustments thereto.

1.13
Participant means an Employee who has been selected by the Committee, in its sole discretion, to participate in the Plan.

1.14
Person shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.15
Plan means the Amended and Restated Janus Capital Group Inc. Mutual Fund Share Investment Plan, as may be amended from time to time.

1.16
Retirement means, for any Participant who is a director or an employee of the Company or any Subsidiary, the Participant having both attained age fifty-five (55) and completed at least ten (10) years of service with the Company or a Subsidiary.

1.17
Subsidiary means a United States or foreign corporation or limited liability company, partnership or other similar entity with respect to which the Company owns, directly or indirectly, 50% or more of the Voting Power of such corporation, limited liability company, partnership or other similar entity

1.18
Termination of Affiliation means the occurrence of the first day on which an individual is for any reason no longer an employee, director or consultant of the Company or any Subsidiary, or with respect to an individual who is an employee or director of, or consultant to, a corporation which is a Subsidiary, the first day on which such corporation ceases to be a Subsidiary; provided, however, that for each Award subject to Section 409A of the Code a Termination of Affiliation shall be deemed to have occurred under this Plan with respect to such Award on the first day on which an individual has experienced a "separation from service" within the meaning of Section 409A of the Code.

1.19
Valuation Date means the last business day of each month, or such other date specified by the Administrator.

1.20
Vested means a Participant has a nonforfeitable interest in a portion of his or her Mutual Fund Share Investment Account with respect to an Award.

1.21
Voting Power means the combined voting power of the then-outstanding securities of a corporation entitled to vote generally in the election of directors.

Article 2. Eligibility

2.1
Eligibility.    The Committee may grant Awards to any Eligible Employee, whether or not he or she has previously received an Award.

2.2
Award Agreement.    To the extent not set forth in the Plan, the terms and conditions of each Award (which need not be the same for each Award or for each Participant) shall be set forth in an Award Agreement.

Article 3. Vesting

3.1
Award Amount.    Except as set forth in Section 3.2 below, a Participant will become Vested with respect to amounts credited to his or her Mutual Fund Share Investment Account in respect of an

  Award in accordance with the vesting schedule designated by the Committee and as set forth in the Award Agreement, provided that the Participant is employed by the Company or any Subsidiary on such date.

3.2
Vesting Upon Certain Events.

          (a)   The Participant will become fully and immediately Vested in all amounts credited to his or her Mutual Fund Share Investment Account upon reaching the age and service requirements of Retirement.

          (b)   Except as otherwise provided in an Award Agreement or determined by the Committee at the time an Award is granted, following a Change in Control, each outstanding Award shall remain outstanding and shall continue to vest in accordance with its terms; provided, however, that, in the event of a termination of a Participant's employment or service by the Company without Cause or for Good Reason during the 24-month period following such Change in Control, on the date of such termination (i) such Award shall become fully and immediately Vested in all amounts credited to his or her Mutual Fund Share Investment Account, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved at target levels. Where such acceleration would result in adverse tax consequences under Section 409A of the Code with respect to an Award, the Committee may, in its sole discretion, provide that such Award shall become Vested and non-forfeitable upon the occurrence of the Change in Control; provided, however, that the Award shall not become payable, except in accordance with the terms of such Award or until such earlier time as the payment complies with Section 409A of the Code.

3.3
Forfeiture.    Except as otherwise set forth by the Committee or in the applicable Award Agreement, upon a Participant's Termination of Affiliation for any reason, the portion of the Participant's Mutual Fund Share Investment Account which is not Vested as of the date of such termination shall be forfeited and shall revert in its entirety to the Company.

Article 4. Phantom Investment of the Mutual Fund Share Investment Account.

4.1
Crediting of Awards to Mutual Fund Share Investment Accounts.    A Participant's Award shall be credited to his or her Mutual Fund Share Investment Account as soon as administratively practicable following the Grant Date.

4.2
Deemed Investment Fund Allocation.    Each Participant's Award shall be deemed invested in one of the phantom investment options set forth in Section 4.3 below.

4.3
Phantom Investment Options.    The phantom investment options that are available under this Plan for a Participant's Mutual Fund Share Investment Account shall be designated by the Committee and shall initially include all of those Janus mutual funds that are offered to participants under the Company's 401(k), Profit Sharing and Employee Stock Ownership Plan, subject to applicable prospectus requirements. An amount transferred into one of these phantom investments is converted to phantom units of such phantom investments by dividing such amount by the value of a unit in the applicable fund on the date as of which the amount is treated as invested in this phantom investment by the Administrator. Thereafter, a Participant's interest in each such phantom investment is valued as of a Valuation Date by multiplying the number of phantom units credited to his or her Account on such date by the value of a unit in the applicable fund on such date. In the event the Participant does not make an election, the Participant shall be deemed to have directed that the undesignated portion of the Mutual Fund Share Investment Account be invested in a money market phantom investment option offered under the Plan (or if no money market investment option is offered, the investment option that most nearly resembles a money market investment option).

4.4
Administrator Discretion.    The Administrator shall have the sole discretion to determine the phantom investment options available under the Plan and may change, limit or eliminate an investment fund provided hereunder from time to time. If any phantom investment option ceases to be available under the Plan, the Administrator shall have the authority to credit to any or all other then-available phantom investment options all amounts previously allocated to the terminated phantom investment option (along with deemed earnings, gains and losses relating thereto).

4.5
Phantom Investment Options Directions.    In connection with a Participant's first deferral election form submitted under the Plan, the Participant shall specify in one (1) percent increments how the amounts in his or her Mutual Fund Share Investment Account with respect to an Award are to be invested in one or more of the phantom investment options offered under this section; provided however all elections under this Section 4.5 must meet the applicable prospectus requirements. Thereafter, the Participant (i) may specify a different investment direction that shall apply to his or her future Awards, and (ii) may reallocate the investment of his or her Mutual Fund Share Investment Account attributable to an outstanding Award by specifying, in one (1) percent increments, how such amounts are to be invested among the phantom investment options then offered under the Plan. The Administrator may provide that such initial allocations or reallocations are to be made in a different increment specified by the Administrator. A new investment direction for future Awards and a reallocation of a Participant's Mutual Fund Share Investment Account attributable to outstanding Awards shall be made using the investment procedures that are provided by the Administrator's delegate for this purpose. This procedure may include the use of written or electronic forms, as well as the use of a voice-response system, as determined by the Administrator's delegate.

4.6
Phantom Investment Options Reallocations.    Any investment reallocation of a Participant's Mutual Fund Share Investment Account attributable to outstanding Awards shall be effective within five (5) business days after the date the investment reallocation is received by the Administrator's delegate. If more than one reallocation is received on a timely basis, the reallocation that the Administrator's delegate determines to be the most recent shall be followed.

4.7
Direction and Reallocation Default Rules.    If the Administrator's delegate possesses at any time investment directions as to the phantom investment of less than all of a Participant's Mutual Fund Share Investment Account, the Participant shall be deemed to have directed that the undesignated portion of the Mutual Fund Share Investment Account be invested in a money market phantom investment option offered under the Plan (or if no money market investment option is offered, the investment option that most nearly resembles a money market investment option).

4.8
Earnings or Losses.    As of each Valuation Date, a Participant's Mutual Fund Share Investment Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Mutual Fund Share Investment Account had actually been invested as directed by the Participant in accordance with this article. The Plan provides only for "phantom investments," and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant's Mutual Fund Share Investment Account and the amount of the Company's liability to make payments to or on behalf of the Participant.

Article 5. Distributions

5.1
General.    Except as otherwise determined by the Committee in its sole discretion in a manner compliant with Section 409A of the Code, a Participant shall receive a lump sum cash distribution in respect of the Vested portion of his or her Mutual Fund Share Investment Account as soon as practicable following the date such portion becomes Vested, but subject to the provisions of Section 5.3, in no case later than 2 1/2 months following the end of the taxable year in which such portion becomes Vested.

5.2
Termination of Affiliation.    If the Committee determines in the Award Agreement or otherwise that any portion of a Participant's Mutual Fund Share Investment Account shall become Vested upon a Participant's Termination of Affiliation, the portion of the Participant's Mutual Fund Share Investment Account which is Vested on Termination of Affiliation shall be distributed as soon as practicable following the date of such Termination of Affiliation, but subject to the provisions of Section 5.3, in no case later than 2 1/2 months following the end of the taxable year in which such Termination of Affiliation occurs.

5.3
Six-Month Delay.    To the extent subject to Section 409A of the Code, if any distributions due to a Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code such distributions shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Award Agreement during the six-month period immediately following a Participant's separation from service shall instead be paid on the first business day after the date that is six months following the Participant's separation from service (or death, if earlier).

Article 6. Beneficiary Designation

6.1
Beneficiary Designation.    Each Participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom a lump sum cash payment of the balance of the Participant's Mutual Fund Share Investment Account shall be made in the event of the Participant's death. In the event of multiple beneficiaries, such payment shall be apportioned among the beneficiaries in accordance with the designation forms. A beneficiary designation may be changed by a Participant by filing such change on a form prescribed by the Administrator. The receipt of a new beneficiary designation form will cancel all previously filed beneficiary designations.

6.2
Failure to Designate.    If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, then all payments hereunder in respect of the Participant shall be made to the Participant's estate.

Article 7. Plan Administration.

7.1
Administrator.    The Administrator is responsible for the administration of the Plan. The Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder. Any such delegation shall state the scope of responsibilities being delegated.

7.2
Action.    Action by the Administrator may be taken in accordance with procedures that the Administrator adopts from time to time and that the Company's Legal Department determines are legally permissible.

7.3
Powers of the Administrator.    The Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including (but not limited to) the following:

          (a)   To exercise its discretionary authority to construe, interpret, and administer this Plan;

          (b)   To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants' Mutual Fund Share Investment Accounts;

          (c)   To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

          (d)   To authorize all disbursements by the Company pursuant to this Plan;

          (e)   To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

          (f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

          (g)   To authorize its delegates to delegate to other individuals or entities from time to time the performance of any of its delegates' duties or responsibilities hereunder;

          (h)   To establish or to change the phantom investment options or arrangements under Article IV;

          (i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

          (j)    Notwithstanding any other provision of this Plan, the Administrator may take any action it deems appropriate in furtherance of any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include, but are not limited to, altering the effective date of allocations or distributions of the Mutual Fund Share Investment Account.

  The Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Administrator's discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.4
Compensation, Indemnity and Liability.    The Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Administrator will be paid by the Company. To the extent deemed appropriate by the Administrator, any such expense may be charged against specific Participant Mutual Fund Share Investment Accounts, thereby reducing the obligation of the Company. No member of the Plan Committee, and no individual acting as the delegate of the Plan Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Plan Committee and any employee of the Company (or an affiliate, if recognized as an affiliate for this purpose by the Administrator) acting as the delegate of the Plan Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Plan Committee (or his or her serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his or her own willful misconduct.

7.5
Taxes.    If the whole or any part of any Participant's Mutual Fund Share Investment Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Company or any Subsidiary may be required to pay or withhold, the Company or any Subsidiary will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

Article 8. Claims Procedures

8.1
Claims for Benefits.    If a Participant, beneficiary or other person (hereafter, "Claimant") does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Administrator. The claim for benefits must be in writing and addressed to the Administrator. If the claim for benefits is denied, the Administrator will notify the Claimant within 90 days after the Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.2
Appeals of Denied Claims.    Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Administrator's decision. If there are special circumstances which require an extension of time for completing the review, the Administrator's decision may be rendered not later than 120 days after receipt of a request for appeal.

Article 9. Amendment and Termination

9.1
Amendments.    The Committee has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Mutual Fund Share Investment Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Committee. All Participants and beneficiaries shall be bound by such amendment.

9.2
Termination of Plan.    The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Committee or through its Board, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant's Mutual Fund Share Investment Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants' Mutual Fund Share Investment Accounts will be distributed. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control, and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control.

9.3
409A Compliance.    Notwithstanding anything to the contrary contained in the Plan or in any Award Agreement, to the extent that the Committee determines that the Plan or any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

Article 10. Miscellaneous

10.1
Limitation on Participant's Rights.    No employee shall have any claim to receive any Award under the Plan, and there is no obligation for uniformity of treatment of employees under the Plan. Participation in this Plan does not give any Participant the right to be employed by the Company or any Subsidiary (or any right or interest in this Plan or any assets of the Company other than as herein provided). The Company or any Subsidiary reserves the right to terminate the employment of any Participant without any liability for any claim against the Company or any Subsidiary under this Plan, except for a claim for payment of deferrals as provided herein.

10.2
Unfunded Obligation of Company.    The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of this Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. No other entity guarantees or shares such obligation, and no other entity shall have any liability to the Participant or his or her beneficiary.

10.3
Offset.    Amounts due to or in respect of Participants under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against a Participant or others.

10.4
Other Plans.    This Plan shall not affect the right of any Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other benefit plans which are now or hereafter maintained by the Company, unless the terms of such other benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.5
Receipt or Release.    Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator and the Company, and the Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.6
Governing Law.    This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7
Gender, Tense and Examples.    In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term "including" followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase "without limitation" followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.8
Successors and Assigns; Nonalienation of Benefits.    This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Mutual Fund Share Investment Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Mutual Fund Share Investment Account of a Participant. Any such payment shall be charged against and reduce the Participant's account.

10.9
Facility of Payment.    Whenever, in the Administrator's opinion, a Participant or beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Administrator considers advisable. Any payment in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment to the Participant or beneficiary under the Plan.

10.10
Effective Date.    The Plan shall take effect on the date of its adoption by the Committee.

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  Exhibit 10.9
JANUS CAPITAL GROUP INC.
AMENDED AND RESTATED MUTUAL FUND SHARE INVESTMENT PLAN (Amended and restated as of January 1, 2012)